Exhibit 10.19

Exection Copy

INTELLECTUAL PROPERTY LICENSE AND ASSIGNMENT AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AND ASSIGNMENT AGREEMENT (this “Agreement”) is made in New York, NY as of August 8, 2013 and effective as of January 1, 2013 (the “Effective Date”) by and between:

ID&T/SFX North America LLC, a Delaware limited liability company with an address at 430 Park Avenue, 6th Floor, New York, New York 10022 (the “Licensee”);

ID&T NewHolding B.V., a company organized under the laws of the Netherlands, with an address at De Entree 300, 1101 EE AMSTERDAM (the “Licensor”); and

One of Us Holding B.V., a company organized under the laws of the Netherlands, with an address at De Entree 300, 1101 EE AMSTERDAM (“One of Us”).

The Licensee and the Licensor are each referred to as a “License Party” and collectively as the “License Parties.” The License Parties and One of Us are collectively referred to as the “Parties.”

WHEREAS:

A.                                On October 26, 2012, SFX Entertainment, Inc., a Delaware corporation (“SFX”), One of Us B.V. (f/k/a ID&T Holding B.V.), a company organized under the laws of the Netherlands (“ID&T Holding”), and, for the limited purposes described therein, Robert F.X. Sillerman, entered into a binding term sheet (as amended, the “NAJV Agreement”) that provided for, among other things, the creation of a joint venture between SFX and ID&T Holding to operate the portion of ID&T Holding’s business in North America (the “NA Business”).

B.                                 The NAJV Agreement set forth the material terms to be included in this Agreement.

C.                                 On December 21, 2012, One of Us International B.V. (f/k/a ID&T International Holding B.V.) (“ID&T International”), a company organized under the laws of the Netherlands and a wholly owned subsidiary of ID&T Holding, formed the Licensee to serve as the joint venture entity contemplated by the NAJV Agreement.

D.                                Pursuant to the NAJV Agreement, the Closing (as defined in the NAJV Agreement) was deemed to have occurred as of January 1, 2013 and SFX-IDT N.A. Holding LLC (“SFX-IDT N.A. Holding”), a Delaware limited liability company and a wholly owned subsidiary of SFX, was deemed to have acquired 51% of the outstanding membership interests in the Licensee in accordance with the NAJV JV Agreement.

E.                                  On August 8, 2013, SFX-IDT N.A. Holding agreed to fund expenses and working capital requirements of the Licensee pursuant to the Second Amended and Restated Limited Liability Company Operating Agreement of the Licensee, such that SFX-IDT N.A. Holding owned 75% of the outstanding membership interests of the NAJV as of July 1, 2013.

F.                                   The Parties are entering into this Agreement pursuant to the terms of the NAJV Agreement.

The Parties agree as follows:

1.                                    DEFINITIONS.

Definitions.  The following terms shall, when used in this Agreement, have the meanings as set forth below:

“Affiliate” means, with reference to a specified Person: (a) a Person that, directly or indirectly, controls, is controlled by, or is under common control with the specified Person; or (b) any Person that is an officer, director, general partner, manager, or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, director, general partner, manager, or trustee, or serves in a similar capacity.

“Brands” means: (a) trademarks, service marks and trade names, including, without limitation, those listed in Exhibit A; (b) copyrights and design rights; (c) domain names relating thereto (to be coordinated with Licensor’s use thereof); (d) common law rights and goodwill associated with each of the foregoing; and (e) applications and registrations for each of the foregoing.

“Event” means any festival, concert, or other event offered under any of the Licensed Brands and taking place in North America.

“Licensee Entity” means (a) the Licensee or (b) any Person to which the Licensee (or a sub-licensee of the right to use any Licensed Brands) has, in accordance with this Agreement, sub-licensed the right to use any Licensed Brands.

“Licensor Subsidiary Licensee” means any subsidiary of Licensor that is a licensee under a license agreement pursuant to which such subsidiary receives a license to use a Brand, in such subsidiary’s capacity as a licensee thereunder.

“Licensor Subsidiary Licensor” means any subsidiary of Licensor that is a licensor under a license agreement pursuant to which such subsidiary has licensed a Brand, in such subsidiary’s capacity as a licensor thereunder.

“Licensed Brands” means: all Brands that the Licensor (directly or through a Licensor Subsidiary Licensor or a Licensor Subsidiary Licensee) has (or in the future obtains) the rights to use in North America, whether now in existence or hereafter developed or acquired.

“Multi-day Event” means an Event that occurs on a series of days, which may or may not be consecutive.

“North America” means Canada, Mexico and the United States.

“North America-only Contract” means any contract or arrangement between the Licensor or an Affiliate of the Licensor and another Person regarding the use of a Brand by such Person in North America only.

“North America-only In-license Contract” means a North America-only Contract pursuant to which a Licensor Subsidiary Licensee receives a license to use a Brand from a Third Party.

“North America-only Out-license Contract” means a North America-only Contract pursuant to which a Licensor Subsidiary Licensor licenses to a Third Party the right to use a Brand.

“North America-plus Contract” means any contract or arrangement between a Licensor Subsidiary Licensor or a Licensor Subsidiary Licensee, on the one hand, and another Person, on the other, regarding the use of a Brand in North America and in one or more jurisdictions other than North America.

“North America-plus In-license Contract” means a North America-plus Contract pursuant to which a Licensor Subsidiary Licensee receives a license to use a Brand from a Third Party.

“North America-plus Out-license Contract” means a North America-plus Contract pursuant to which a Licensor Subsidiary Licensor licenses a Third Party the right to use a Brand.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a governmental entity or any other entity or body.

“Products” means the merchandise and other products and articles offered under any of the Licensed Brands in North America or offered in connection with any Event.

“Promote” means to promote, market, produce, develop, originate, use, sell, exploit or operate (or any of the foregoing).

“Promotion” has a meaning correlative to the foregoing sentence.

“SPA” means the Stock Purchase Agreement, dated the date hereof, between SFX and One of Us.

“Territory” means North America.

“Third Party” means, as of a given time of determination, a Person that is not an Affiliate of the Licensor at such time.

2.                                    GRANT OF LICENSE.

2.1                            License to the Licensee.

2.1.1                To the extent that the Licensor has the right to do so, the Licensor hereby grants to the Licensee an exclusive (even as to the Licensor) license to Promote the Licensed Brands throughout the world for or in connection with the Promotion of Events and the Promotion of Products. Where a Licensor Subsidiary Licensor owns the rights to a Licensed Brand, the Licensor shall cause such Licensor Subsidiary Licensor to grant a license to the Licensor for such Licensed Brand.

2.1.2                The Licensee acknowledges that the Licensed Brand “Dirty Dutch” is licensed to the Licensee subject to the Licensor’s obligations to the co-owner of the “Dirty Dutch” Brand.

2.1.3                To the extent the Licensor has the right to do so, the Licensor hereby grants to the Licensee an exclusive (even as to the Licensor) license to Promote in North America, whether now in existence or hereafter developed or acquired, those trademarks, service marks and trade names associated with the “Tomorrowland” and “B2S” brands. To the extent such rights are not yet in existence at the execution hereof, the Licensor shall cause the Licensor Subsidiary Licensors to grant a license to the Licensor, which the Licensor shall sublicense to the Licensee. To the extent the Licensor is unable to grant the Licensee a license with respect to “Tomorrowland” and “B2S” brands, the Licensor shall give the Licensee the economic benefit of the Licensor’s rights with respect to said brands. The Licensor represents to the Licensee that Exhibit B sets forth all the Brands in which the Licensor has a non-controlling interest as of the date hereof and the Licensor may in the future acquire non-controlling interests in other Brands (any such Brands in which the Licensor has or acquires a non-controlling interest, “Non-Controlled Brands”).  The Licensee shall be entitled to the economic benefit received by the Licensor with respect to any interest in any Event with respect to any Non-Controlled Brand.

2.2                            North America-only Contracts and North America-plus Contracts.

2.2.1                Licensor as Brand Licensor.

(a)                               Assignment of North America-only Out-license Contracts to the Licensee.

(i)           With respect to each North America-only Out-license Contract under which the applicable Licensor Subsidiary Licensor is not prohibited from assigning or delegating such Licensor Subsidiary Licensor’s rights and obligations thereunder, the Licensor shall cause such Licensor Subsidiary Licensor to assign and delegate to the Licensor all of such Licensor Subsidiary Licensor’s rights and obligations under that North America-only Out-license Contract. The Licensor shall, in turn, assign or delegate to the Licensee all of the Licensor’s rights and obligations under such North America-only Out-license Contract. The Licensor shall provide the Licensee with complete executed copies of all North America-only Out-license Contracts.

(ii)          With respect to each North America-only Out-license Contract under which the applicable Licensor Subsidiary Licensor is contractually prohibited from assigning or delegating any of such Licensor Subsidiary Licensor’s rights or obligations thereunder, the Licensor shall cause such Licensor Subsidiary Licensor to promptly pay to the Licensee any amount that such Licensor Subsidiary Licensor earns under such North America-only Out-license Contract with respect to Events (reduced by any tax liability to such Licensor Subsidiary Licensor in respect of such payment and taking into account the deductibility or other tax benefit available to the Licensor Subsidiary Licensor of paying such amount to the Licensee). The Licensor shall cause the applicable Licensor Subsidiary Licensor to take or not take such actions, at the Licensee’s direction, to renew or terminate such North America-only Out-license Contract (or to allow such North America-only Out-license Contract to expire or renew). The Licensor shall provide the Licensee with complete executed copies of all such North America-only Out-license Contracts.

(b)                              Payments for North America-plus Out-license Contracts to the Licensee. With respect to each North America-plus Out-license Contract, the Licensor shall cause the applicable Licensor Subsidiary Licensor to promptly pay to the Licensee any amount that such Licensor Subsidiary Licensor earns under such North America-plus Out-license Contract with respect to any Event (reduced by any tax liability to such Licensor Subsidiary Licensor in respect of such payment and taking into account the deductibility or other tax benefit available to the Licensor Subsidiary Licensor of paying such amount to the Licensee). The Licensor shall provide to the Licensee complete executed copies of all such North America-plus Out-license Contracts.

(c)                               No Amendment or Waiver of Contracts; No Renewal; No New Agreements.

(i)           Without the prior written consent of the Licensee, the Licensor shall not, and shall cause each Licensor Subsidiary Licensor to not, amend or waive any provision of any North America-only Out-license Contract or any North America-plus Out-license Contract to grant the counterparty thereto greater rights than such counterparty currently possesses.

(ii)          Other than in accordance with Section 2.2.1(a), the Licensor shall cause each applicable Licensor Subsidiary Licensor to not renew any North America-only Out-license Contract.

(iii)         The Licensor shall not, and shall cause each of the Licensor’s subsidiaries to not, enter into any new North America-only Out-license Contracts.

(d)                             The Licensor represents to the Licensee that Exhibit C sets forth a complete and accurate list of all North America-only Out-license Contracts and all North America-plus Out-license Contracts to which the Licensor or any Licensor Subsidiary Licensor is a party, in each case as of the date hereof.

2.2.2                The Licensor as Brand Licensee.

(a)                               No In-license Contracts Currently. The Licensor represents and warrants that as of the date hereof neither the Licensor nor any subsidiary of the Licensor is party to any North America-only In-license Contract or North America-plus In-license Contract.

(b)                              North America-only In-license Contracts. After the Effective Date, neither the Licensor nor its subsidiaries will enter into any North America-only In-license Contracts.

(c)                               North America-plus In-license Contracts.

(i)           With respect to each North America-plus In-license Contract, (A) the Licensee shall perform the applicable Licensor Subsidiary Licensee’s obligations under that contract with respect to activities in the Territory and (B) the Licensor shall cause such Licensor Subsidiary Licensee to promptly pay to the Licensee (or at the Licensee’s direction) any amount (reduced by any tax liability to such Licensor Subsidiary Licensee in respect of such payment and taking into account the deductibility or other tax benefit available to the Licensor Subsidiary Licensee of paying such amount to the Licensee) generated under that North America-plus In-license Contract with respect to activities in the Territory.

(ii)          If after the Effective Date the Licensor wishes to enter into (or cause a subsidiary of the Licensor to enter into) a North America-plus In-license Contract, then (A) the Licensor will provide prior written notice thereof to the Licensee, (B) the Licensee shall participate in the negotiation of the terms of such North America-plus In-license Contract with regard to North America, (C) the terms of such agreement applicable, in whole or in part, to North America shall be subject to the Licensee’s approval, not to be unreasonably withheld.  Unless the License Parties agree otherwise, the Licensee shall, upon the Licensor’s reasonable request, advance funds to the Licensor to cover the applicable Licensor Subsidiary Licensee’s license fees or related financial obligations to such Third Party licensor under such North America-plus In-license Contract with respect to the Promotion of such Brands in North America reasonably in advance of when such funds are required to satisfy the payment of such fees or such related financial obligations to such Third Party licensor.

2.2.3                No Equity in Licensee. The Licensor will not be entitled to receive any equity in the Licensee in respect of any of the assignments under Section 2.2.1(a) or in respect of any payments under Section 2.2.1(b) or 2.2.2(a), and none of such assignments or payments is to be construed as a contribution to the Licensee in respect of equity in the Licensee that the Licensor holds.

2.2.4                Domain Names.

(a)                               The License Parties shall negotiate in good faith with respect to the Licensee’s use of and access to the domain names owned (directly or indirectly) by the Licensor (including, as applicable, with respect to creating “mirror” websites applicable to any Event so that users wishing to obtain information regarding an Event will be directed to such mirror sites).

(b)                              The Licensee shall be entitled to the economic benefit received by the Licensor or any of the Licensor’s subsidiaries with respect to Products sold in connection with any Event through the domain names owned (directly or indirectly) by the Licensor.  For the avoidance of doubt, any economic benefit from products sold through any domain name operated by the Licensor or any of the Licensor’s subsidiaries in connection with any festival, concert, or other event held outside of North America shall belong to the Licensor and/or the Licensor’s subsidiaries, and not to the Licensee.

2.2.5                Rights to Simulcasts and Rebroadcasts.

(a)          The Licensee is entitled to simulcast or rebroadcast (whether via cable, satellite, Internet or any other method of simulcast or rebroadcast), and to retain all revenues from, Events.  In making such simulcasts or rebroadcasts, the Licensee will comply with any restrictions on simulcasting or rebroadcasting of such Events that may be set forth in agreements with artists or performers performing at such Events. The Licensor and the Licensee shall use their respective commercially reasonable efforts to obtain any approvals necessary (from artists, performers, or otherwise) to permit such simulcasting or rebroadcasting.

(b)                              For clarity, (i) the Licensor is entitled to simulcast or rebroadcast, and retain all revenues from, festivals, concerts, or other events held outside of North America and (ii) the Licensee shall not have any right to recover revenue from the simulcast or rebroadcast of any festivals, concerts, or other events held outside North America.

3.                                    OWNERSHIP OF THE LICENSED BRANDS.

3.1                            The Licensee acknowledges and agrees that the Licensor (or one or more of the Licensor’s subsidiaries) is the owner of all right, title and interest in and to the Licensed Brands throughout North America in any form or embodiment thereof, and is also the owner of the goodwill attached or that may become attached to the Licensed Brands.

3.2                            All the benefit and goodwill associated with use of the Licensed Brands by the Licensee will at all times inure entirely to the Licensor (or to the applicable Licensor subsidiary).  The Licensee hereby absolutely and irrevocably assigns to the Licensor all right, title and interest throughout North America that it may now have or may later acquire in the Licensed Brands, including all related goodwill, other than the Licensee’s rights as expressly granted under this Agreement.

3.3                            The Licensee acknowledges and agrees that it has no rights in the Licensed Brands, other than those expressly granted under this Agreement.

3.4                            The Licensee agrees that it will not contest, challenge, or otherwise threaten the validity of the Licensed Brands.

3.5                            Except as provided in the following sentence, any new intellectual property created by the Licensee during the Term is hereby absolutely and irrevocably assigned to the Licensor, and the Licensor hereby grants an exclusive (even as to the Licensor), royalty-free license to the Licensee to Promote such Brands throughout the world for or in connection with the Promotion of Events and the Promotion of Products.  Notwithstanding the immediately foregoing sentence, any Brands or other intellectual property that the Licensee acquires (either directly or through a subsidiary of the Licensee) during the Term from a Third Party, and any Brands or intellectual property relating to any improvements thereon, will be an asset of the Licensee (any such Brand, a “JV Acquired Brand”).  Customer databases relating to Events (“Customer Databases”), including databases of those persons who purchase tickets for an Event offered under a Licensed Brand that is to any extent Promoted by any Licensee Entity, are deemed to be an asset of (and, to the extent applicable, are hereby assigned to) the Licensee, except that Customer Databases existing prior to the Effective Date shall belong to, and remain an asset of, the Licensor (or, as applicable, one or more of the Licensor’s subsidiaries). In the event that this Agreement terminates under Section 6.2 or 6.3, the Licensee shall cause all Customer Databases to be assigned to the Licensor.

3.6                            The Parties acknowledge that One of Us has the right to designate a Licensed Brand to be transferred to One of Us subject and pursuant to the terms of the ID&T Worldwide Shareholders’ Agreement, dated as of the date hereof, between the Licensor, One of Us, SFX, ID&T International and the other persons party thereto (the “Shareholders’ Agreement”).

4.                                    RIGHT TO SUBLICENSE.

4.1                            The Licensee may sublicense any type of interest in the licensed rights conferred by this Agreement or any of its rights hereunder without the consent of the Licensor, and is entitled to keep all income or other economic benefit generated under such sublicenses (subject to its obligations hereunder).

5.                                    REGISTRATION AND PROTECTION OF THE LICENSED BRANDS.

5.1                            The Licensee agrees to reasonably cooperate with the Licensor in protecting all rights to the Licensed Brands.  If either License Party becomes aware of the infringement or misappropriation of any Licensed Brands in North America, it shall promptly inform the other License Party in writing.  The Licensor shall pursue the protection and enforcement of the Licensed Brands in North America, at the Licensor’s sole cost and expense, except as set forth below.  Upon the Licensor’s reasonable request, the Licensee shall provide assistance, cooperation, written testimony and/or documentation, at no expense to the Licensor, in each case to the extent reasonable and necessary to support the protection and enforcement of the Licensed Brands anywhere in the world.

5.2                            The Licensee shall not file any trademark applications for the Licensed Brands, or any derivations thereof, anywhere in the world, including in North America.

6.                                    TERM AND TERMINATION.

6.1                            The term (the “Term”) of this Agreement commenced as of the Effective Date and ends upon the dissolution of the Licensee (regardless of the identity of the members of the Licensee) unless earlier terminated pursuant to Sections 6.2 or 6.3.

6.2                            In the event that the Licensor or the Licensee (x) commences a voluntary bankruptcy action or (y) has an involuntary bankruptcy action commenced against it and such involuntary bankruptcy action has not been removed or discontinued within sixty (60) days after the commencement of such action, the Licensor or the Licensee, as the case may be, may terminate this Agreement upon written notice to the other License Party.

6.3                            If the Licensor or the Licensee materially breaches this Agreement and the non-breaching License Party provides notice (a “Material Breach Notice”) to the breaching License Party of such material breach, then:

6.3.1                subject to Section 6.3.2, if the breaching License Party fails to cure such breach within thirty (30) days of receipt of such Material Breach Notice, then the this Agreement will terminate upon the non-breaching License Party thereafter providing notice of the non-breaching License Party’s election to terminate this Agreement; or

6.3.2                if (x) the breaching License Party has proceeded diligently to cure such material breach, (y) such material breach is of such a nature that it cannot be reasonably cured within thirty (30) days of receipt of such Material Breach Notice, and (z) such material breach is not cured within a reasonable period of time after such thirty-day (30-day) period, then the this Agreement will terminate upon the non-breaching License Party thereafter providing notice of the non-breaching License Party’s election to terminate this Agreement.

6.4                            Upon termination of this Agreement, the Licensee must discontinue all use of Licensed Brands and new intellectual property originated during the Term by the Licensee), within ten (10) business days after receiving a written notice of termination from the Licensor that has been provided in accordance with the terms of Sections 6.2 or 6.3, whereupon all rights licensed or otherwise granted to the Licensee hereunder will immediately terminate and automatically revert to the Licensor.  To the extent any Products remain in the Licensee’s inventory, the Licensee Entities may continue to sell such existing inventory for six (6) months following termination but only for so long as the Licensee has not been dissolved.  If the Licensee is dissolved, then the Licensee shall transfer to the Licensor (or at the Licensor’s direction), without any additional consideration (subject to the remainder of this sentence) all such Product inventory and, if the Licensor subsequently sells such inventory, then the Licensor shall pay the Licensee fifty percent (50%) of the gross proceeds of any such sale. Without limiting the foregoing, upon conclusion of the Term, the Parties agree to perform all necessary acts required to render the termination of this Agreement effective.  Specifically, the Licensee agrees that it will execute any assignment, conveyance, acknowledgement or other documents that the Licensor may reasonably require to effectuate or reflect the assignment to the Licensor of intellectual property, including any goodwill associated therewith, to which the Licensor is entitled pursuant hereto. Additionally, the Licensee agrees that it will execute any assignment, conveyance, acknowledgement or other documents that the Licensor may reasonably require to effectuate or reflect the assignment to the Licensor (or at the Licensor’s direction) of all of the Licensee’s rights under all North America-only Contracts and all North America-plus Contracts to which the Licensee is a party (or to which the Licensee has acquired rights pursuant to this Agreement).

7.                                    QUALITY CONTROL.

7.1                            The Licensee acknowledges and agrees that it is an essential condition of this Agreement to protect the high reputation associated with the Licensed Brands and that the Products sold or Promoted and Events Promoted in connection therewith will be of high and consistent quality, subject to the approval and continuing supervision and control of the Licensor.

7.2                            The Licensor has and will maintain (or develop, as the case may be) reasonable and appropriate quality standards for use of the Licensed Brands, and shall oversee use of the Licensed Brands to maintain Brand value and goodwill.  The Licensee shall adhere to such quality standards.

8.                                    LICENSE FEES.

8.1                            During the period commencing on the Effective Date and ending on (but excluding) the five-year anniversary of the Effective Date, the Licensee will pay to the Licensor license fees as follows (to the extent, if at all, that any Licensee Entity Promotes one or more Events using the Licensed Brands referenced below):

8.1.1                US$150,000 per day for each Event that any Licensee Entity Promotes using the “Sensation” Brand (i.e., US$300,000 for a two-day Event);

8.1.2                US$150,000 per day for each Event that any Licensee Entity Promotes using the “Qlimax” Brand (i.e., US$300,000 for a two-day Event);

8.1.3                US$300,000 per Event that any Licensee Entity Promotes using the “DefQon1” Brand;

8.1.4                US$300,000 per Event that any Licensee Entity Promotes using the “Mysteryland” Brand;

8.1.5                with respect to any Licensed Brand in existence as of the Effective Date other than those noted in Sections 8.1.1 through (and including) 8.1.4, the Licensee will pay a per-use license fee (to the extent, if at all, that any Licensee Entity Promotes one or more Events using such Licensed Brand), as set forth in Exhibit D hereto; and

8.1.6                with respect to Licensed Brands not in existence as of the Effective Date, at the Licensee’s request, the License Parties shall negotiate in good faith to mutually agree on a reasonable per-use license fee that is consistent with the per-use license fee for the Licensed Brands set forth above (it being understood that, if the License Parties are unable to mutually agree as provided in this Section 8.1.6 on such license fees for Licensed Brands not in existence as of the Effective Date, then neither the Licensee nor the Licensor shall be entitled to use such Licensed Brand in the Territory).

With respect to Licensed Brands that are licensed to a Licensor Subsidiary Licensor by a Third Party pursuant to a North America-plus In-license Contract, the Licensee is not required by this Agreement to pay the Licensor more than the amount of payments owing to such Third Party under such North America-plus In-license Contract.

8.2                            From and after the date that is the five-year anniversary of the Effective Date, the Licensee will pay to the Licensor the licensee fees as follows (to the extent, if at all, that any Licensee Entity Promotes one or more Events using the Licensed Brands referenced below):

8.2.1                For each Licensed Brand that was licensed hereunder as of the Effective Date, the license fee hereunder with respect the use of such Licensed Brand on an after the five-year anniversary of the Effective Date will be the license fee with respect to such Licensed Brand as set forth in Section 8.1, multiplied by the greater of (a) one and (b) one plus the percentage change (expressed as a decimal), which might be a negative number, in the Consumer Price Index All Urban Consumers U.S. All City (as reflected in tables made available by the United States Bureau of Labor Statistics) (the “CPI”) from December 2012 relative to December 2017.  The license fee for such Brand will be indexed on each subsequent anniversary of the Effective Date on the basis of the increase, if any, in the CPI compared to the previous year. In no event shall the license fee decrease if there is a decrease in the CPI.

8.2.2                For Brands not licensed as of the Effective Date, the license fee after the first five years of the term will, for the first year of such license, be a reasonable per-use license fee, as mutually agreed by the License Parties, consistent with the per-use license fee for the Licensed Brands set forth above.  For each subsequent year of the license of such Brands, the revised license fee will be a percentage increase based upon the increase, if any, in the Consumer Price Index compared to the previous year, indexed on each subsequent anniversary of the Effective Date.  In no event shall the license fee decrease if there is a decrease in the Consumer Price Index.

8.3                            For clarity, the license fees set forth in this Section 8 do not include production fees for Events.

8.4                            Subject to Section 8.5, as consideration for the rights and licenses granted herein, the Licensee shall pay to the Licensor a minimum annual royalty of $2,000,000.00 USD (the “Minimum Annual Royalty”).  The Minimum Annual Royalty for the prior contract year shall be paid within thirty (30) days after the commencement of the current contract year. The Minimum Annual Royalty will be credited against any licensing fees paid by the Licensee to the Licensor to Promote one or more Events using the Licensed Brands for the corresponding contract year.

8.5                            If one or more Licensed Brands becomes unavailable for use in all or a portion of the Territory, then the Licensor and the Licensee will renegotiate the Minimum Annual Royalty in good faith.

9.                                    GOOD FAITH COVENANT.

9.1                            The Licensee will not do anything, or assist or encourage any other Person  to do anything, that would reasonably be expected to impair, jeopardize, violate or infringe the Licensed Brands or the Licensor’s interest in the Licensed Brands, including (a) opposing, contesting or in any other manner challenging the validity of the Licensed Brands or the Licensor’s interest in the Licensed Brands and (b) claiming, using, displaying, reproducing or applying to register any trademark, trade name, designator, copyright, or design that is identical or confusingly similar to the Licensed Brands (other than in accordance with this Agreement).

10.                            INFRINGEMENTS.

10.1                    Licensed Brands.

10.1.1        If any Party becomes aware that any Person is using a Licensed Brand in a manner that might reasonably amount to infringement, unfair competition, misappropriation, dilution or passing off (“Infringement”) with respect to the Licensed Brands, then such Party will promptly report such activities to the other Parties.

10.1.2        Upon discovery of any third-party Infringement or possible Infringement of the Licensed Brands in North America, the Licensor shall, at its expense, institute and prosecute any actions or proceedings or take other appropriate action against such third parties to bring about discontinuance of such third-party Infringement.  The Licensee shall join such litigation as a named party, at the Licensor’s request and at the Licensor’s expense, if necessary to the litigation.  The Licensor has the right to control and direct the conduct of all legal proceedings and negotiations with third parties, including settlement, relating to the Licensed Brands.  Any proceeds from such litigation shall first be used to pay the expenses of the License Parties on a pro rata basis; any remainder shall then be distributed to the License Parties first to compensate each for their losses and then on an equal basis.  If the Licensor fails to defend or prosecute any actions or any other proceedings with third parties that relate to the Licensed Brands, then the Licensee shall have the right, but not the obligation, to defend or prosecute such actions, at the Licensee’s sole cost and expense, and the Licensee will be permitted to retain any proceeds from such litigation.

10.2                    JV Acquired Brands.

10.2.1        If, during the Term, the Licensor becomes aware that any third party is Infringing a JV Acquired Brand, the Licensor will promptly report such activities to the Licensee.

10.2.2        Upon discovery of any third-party Infringement or possible Infringement of a JV Acquired Brand, the Licensee may, in its sole discretion and at its expense, institute and prosecute any actions or proceedings or take other appropriate action against such third parties to bring about discontinuance of such third-party Infringement.  The Licensor may elect to join such litigation as a named party, at the Licensee’s request, if necessary to the litigation.  The Licensee has the right to control and direct the conduct of all legal proceedings and negotiations with third parties relating to JV Acquired Brands.  The Licensee will be permitted to retain any proceeds from such litigation.

10.3                    Stamping, Liability, Etc. Notwithstanding the foregoing set forth in this Section 10, the Licensee shall bear all the costs and expenses incurred in connection with the stamping, labeling or otherwise affixing to Products, Events or promotional or advertising materials for Events any notice or symbol that would aid in the protection and maintenance of the Licensed Brands or JV Acquired Brands or the collection of damages in case of infringement thereof.

11.                            CLAIMS BY THIRD PARTIES.

11.1                    Licensed Brands. If the Licensee becomes aware of any claim by any Person that any Licensed Brand is invalid, may Infringe the rights of any Person, or is open to any other form of attack, then the Licensee will not make any admissions with respect to such claim and will promptly report the matter to the Licensor.  Notwithstanding the above, the Licensee may defend itself at all times from any such claims, subject to the indemnification provisions set forth in Section 13.

11.2                    JV Acquired Brands. If the Licensor learns of any claim by any Person that a JV Acquired Brand is invalid, may Infringe the rights of any Person, or is open to any other form of attack, then the Licensor will not make any admissions with respect to the claims and will promptly report the matter to the Licensee.  The Licensee has the right to control and direct the conduct of all legal proceedings and negotiations with third parties, at its sole expense, relating to intellectual property acquired from a Third Party during the Term by the Licensee.

12.                            REPRESENTATIONS AND WARRANTIES; COVENANTS.

12.1                    The Licensor. The Licensor hereby represents, warrants and covenants to the Licensee as of the date hereof that (a) it is a company duly organized under the laws of the Netherlands; (b) it has full power and authority to enter into this Agreement and to perform its obligations hereunder (including to grant the license granted hereunder); (c) it has obtained rights to all Licensed Brands licensed hereunder; (d) the Licensed Brands licensed hereunder constitute all of the Brands necessary for the Licensee to conduct all of the festivals, concerts, and other events that were generally conducted by ID&T Holding and its subsidiaries during the calendar year ended December 31, 2012 in the Territory in the ordinary course of business; (e)  the execution and delivery of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate or other organizational action, and (assuming the due execution and delivery of this Agreement by the Licensee, and the due authorization of such execution and delivery) this Agreement is enforceable against the Licensor in accordance with its terms, except as such enforcement might be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity; and (f) it has not granted and will not during the Term of this Agreement grant any Person any rights that conflict with the license granted hereunder, except as otherwise set forth herein.

12.2                    The Licensee.  The Licensee hereby represents, warrants and covenants to the Licensor as of the date hereof that (a) it is a limited liability company duly organized under the laws of the State of Delaware; (b) it has full power and authority to enter into this Agreement and to perform its obligations hereunder, (c) the execution and delivery of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary limited liability company action and (assuming the due execution, and delivery of this Agreement by the Licensor, and the due authorization of such execution and delivery) this Agreement is enforceable against the Licensee in accordance with its terms, except as such enforcement might be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity.

13.                            INDEMNIFICATION.

13.1                    Indemnification.

13.1.1        The Licensee shall indemnify, defend and hold harmless the Licensor from and against all claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (any of the foregoing, “Losses”) that the Licensor incurs or sustains based upon, arising out of, or related to any breach by the Licensee of, or any inaccuracy in, any of the Licensee’s obligations, representations or warranties hereunder.

13.1.2        The Licensee shall indemnify, defend and hold harmless the Licensor, One of Us and One of Us’ direct and indirect shareholders from and against all tax Losses that any of them sustains or incurs arising out of (a) SFX (or any individual appointed as an officer or agent by SFX or any of SFX’s subsidiaries (other than any such individual that is an ID&T Affiliate))

causing any License Party to terminate this Agreement in accordance with Section 6.3 under circumstances in which no ID&T Affiliate has (through action or inaction) caused the other License Party to materially breach any of such other License Party’s obligations hereunder or (b) any ID&T Affiliates causing any License Party to terminate this Agreement in accordance with Section 6.3 under circumstances in which an Affiliate of SFX (other than any ID&T Affiliates) has (through action or inaction) caused the other License Party to materially breach and not cure any of such License Party’s obligations hereunder. “ID&T Affiliate” means any ID&T Party (as defined in the Shareholders’ Agreement) or any Affiliate thereof (or individual appointed as an officer or agent by any ID&T Party) having responsibility and oversight of creative matters with respect to Events.

13.1.3        One of Us (and/or, at the Licensee’s option, the Licensor) shall indemnify, defend and hold harmless the Licensee from and against all Losses based upon, arising out of, or related to any breach by the Licensor of any inaccuracy in any of the Licensor’s representations or warranties hereunder, and any breach prior to the Closing (as defined in the SPA) of any of the Licensor’s obligations hereunder. One of Us shall pay for or reimburse the Licensor for any losses for which the Licensor becomes liable pursuant to this Section 13.1.3. One of Us is permitted to elect to satisfy all or a portion of One of Us’s indemnification obligations hereunder through the cancellation, in a manner consistent with the procedures set forth in Section 2.4(c)(ii) of the SPA, of shares of SFX’s common stock, par value $0.001 per share (“SFX Common Stock”), that are then held by One of Us or by Persons to which One of Us has transferred shares of SFX Common Stock.

13.2                    Infringement.  In the event of any third-party claim that the Licensee, using any of the Licensed Brands, infringes upon or misappropriates any intellectual property right of any third party, One of Us (or, at the Licensee’s option, the Licensor) shall pay all costs and any amounts paid in settlement or pursuant to a final judgment as a result of such action or claim; provided that the Licensee: (a) promptly notifies the Licensor in writing of any such action or claim; (b) permits the Licensor to exclusively defend, compromise, settle or appeal any such action or claim; (c) assists and cooperates with the Licensor, as reasonably requested by the Licensor and at no cost to the Licensor, to enable the Licensor to defend, compromise, settle, or appeal any such action or claim; and (d) has used the Licensed Brands in accordance with the terms and quality control standards of this Agreement and the exhibits hereto.  Notwithstanding the foregoing, neither One of Us nor the Licensor shall have any obligation under this Section 13.2 for claims or actions arising from JV Acquired Brands.

13.3                    Limitation on Liability.

13.3.1        Except as set forth above, no Party shall be liable hereunder to any other Party for any indirect or special loss, damage, or injury in connection with or resulting from this Agreement, regardless of the form of action, including actions for negligence, strict liability, rescission and breach of contract or warranty.

13.3.2        The limitation of liability in Section 13.3.1 shall not apply to claims by any Party against any other Party for gross negligence or willful misconduct.

14.                            LAW.

14.1                    To the extent not inconsistent with Federal Law, including the Lanham Trademark Act, encoded at 15 U.S.C. § 1051 et seq. and the Copyright Act, encoded at 17 U.S.C. § 101 et seq., this Agreement will be governed under the internal laws of the State of New York applicable to contracts made and to be performed wholly within the State of New York by residents thereof.

15.                            NOTICE.

15.1                    Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) mailed postage prepaid by certified or registered mail, return receipt requested, to the Party to be notified, at the address set forth on page 1 hereof.

15.2                    Any such notice will be deemed to have been given when received, or if mailed, five (5) Business Days after it was mailed, as evidenced by the postmark.

16.                            GENERAL PROVISIONS.

16.1                    Binding Effect.  This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

16.2                    Construction of Agreement.  Each Party represents and warrants as of the date hereof that, except as set forth in this Agreement, in entering into this Agreement it has not relied upon or been induced by any representation, statement or disclosure by any other Party but to the contrary has relied exclusively upon its own knowledge and judgment and upon the advice and representation of legal counsel and such other advisors of its own selection.  Each Party further represents and warrants as of the date hereof that it has read and fully understands the terms of this Agreement and has been fully advised as to the legal effect thereof.

16.3                    Waiver.  No term or provision hereof will be considered waived by any Party, and no breach excused by any Party, unless such waiver or consent is in writing signed on behalf of the Party against whom the waiver is asserted.  No consent by any Party to, or waiver of, a breach by any Party, whether express or implied, will constitute consent to, waiver of, or excuse of any other, different, or subsequent breach by any Party.

16.4                    Severability.  If any provision of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall be amended to achieve as closely as possible the economic effect of the original term and all other provisions shall continue in full force and effect.

16.5                    Force Majeure.  No Party will be liable for any failure or delay in performance under this Agreement due to fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, war, insurrection, riot, act of God or the public enemy, law, act, order, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such Party) or any other event beyond the reasonable control of the Party whose performance is to be excused.

16.6                    Section Headings.  Section headings are used in this Agreement for convenience only and are not deemed to be a part of this Agreement.

16.7                    Entire Agreement.  Except as set forth in Section 3.6, (a) this Agreement supersedes all understandings of the Parties regarding the license of the Licensed Brands, including that certain Binding Term Sheet by and between the Parties entered into as of October 26, 2012, and (b) this document contains the entire understanding between the Parties regarding the license of the Licensed Brands, and may not be varied except by a written instrument signed by both Parties.

16.8                    Jurisdiction; Venue.  Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of, and venue in, any state or federal court located within the City of New York in the State of New York (any such court, a “Permitted Court”) for the purposes of any claim, action or other proceeding by or before or otherwise involving any court (“Suit”) arising out of this Agreement or any of the transactions contemplated hereby, and in each case the appropriate appellate courts therefrom, and each Party shall not commence any such Suit in a court other than any Permitted Court. Service of any process, summons, notice, or document by personal delivery or by U.S. registered mail to a Party’s address set forth on page 1 hereof (or such other address if changed in accordance with Section 15.1) will be effective service of process for any such Suit. Each Party (a) hereby irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of this Agreement or any of the transactions contemplated hereby in any Permitted Court, and (b) hereby irrevocably and unconditionally waives any objection that such Party might now or in the future have, and shall not plead or claim, that any such Suit brought in any Permitted Court has been brought in an inconvenient forum. A judgment in any Suit is permitted to be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. A Party’s submission to jurisdiction and venue set forth in this Section 16.8 does not constitute a general submission by such Party to service of process in the City of New York or the State of New York for any purpose other than as provided in this Section 16.8 and does not confer, and will not be deemed to confer, rights on any Person other than the Parties.

16.9                    Counterparts.  This Agreement may be executed in more than one counterpart, each of which will be deemed an original, but all of which will constitute one and the same instrument.  If the Agreement is executed in counterparts, no signatory hereto will be bound until all Parties have duly executed or caused to be duly executed a counterpart of this Agreement.

16.10            Effectiveness Conditioned Upon Closing.  Each License Party acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, this Agreement shall come into force and effect only upon the Closing (as defined in the SPA).

[Signature page follows.]

The Parties are executing this Agreement as of the date first set forth above.

ID&T NEWHOLDING B.V.

By:	/s/ D.C.P. Stutterheim
Name: D.C.P. Stutterheim
Title: Director

By:	/s/ W.W. Tavecchio
Name: W.W. Tavecchio
Title: Director

ID&T/SFX NORTH AMERICA LLC

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: Co-Chief Executive Officer

ONE OF US HOLDING B.V.

By:	/s/ D.C.P. Stutterheim
Name: D.C.P. Stutterheim
Title: Director

By:	/s/ W.W. Tavecchio
Name: W.W. Tavecchio
Title: Director

Signature Page to Intellectual Property License and Assignment Agreement